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                                                                    EXHIBIT 11.3

                           PREFERRED NETWORKS, INC.
                    COMPUTATION OF SUPPLEMENTAL PRO FORMA AND
                   SUPPLEMENTAL HISTORICAL NET LOSS PER SHARE

                      NINE MONTHS ENDED SEPTEMBER 30, 1996


                                                                                         Supplemental       Supplemental
                                                                                          Pro Forma          Historical
                                                                                          ---------          ----------


Primary and fully diluted:
   Weighted average common stock outstanding
      during the period ........................................................           12,264,420        12,264,420
   Series A Redeemable Convertible Preferred
      Stock converted into Common Sock upon
      consummation of initial public offering (1) ..............................              200,336              --
   Effect of Common Stock equivalents issued
      subsequent to December 18, 1994 computed
      in accordance with the treasury stock method
      as required by the SEC (2) ...............................................            1,112,483         1,112,483
                                                                                          -----------       -----------
            Total ..............................................................           13,577,239        13,376,903
                                                                                          ===========       ===========

Net loss .......................................................................          $(5,486,486)      $(5,486,486)
Less: Accretion of Series A and Series B Redeemable
   Convertible Preferred Stock (3) .............................................                 --            (202,235)
Less: Series B Redeemable Convertible Preferred
   Stock dividend requirements .................................................                 --            (353,651)
Plus: Reduction in interest expense from repayment
   of current and long-term notes payable (4) ..................................              112,000           112,000
                                                                                          -----------       -----------

Net loss attributable to Common Stock and Common
   Stock equivalents ...........................................................          $(5,374,486)      $(5,930,372)
                                                                                          ===========       ===========

Supplemental net loss per share of Common
   Stock (4) ...................................................................          $      (.40)      $      (.44)
                                                                                          ===========       ===========

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(1)      Pro forma net loss per share reflects securities and dividends converted into Common Stock upon consummation of the initial public offering as if such conversion had occurred at the beginning of the fiscal year. A portion of the Series A Redeemable Convertible Preferred Stock and all of the Series B Redeemable Convertible Preferred Stock is excluded here but reflected below as cheap stock.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, Common Stock equivalents (including a portion of the Series A Redeemable Convertible Preferred Stock and all of the Series B Redeemable Convertible Preferred Stock) issued at prices equal to or below the initial public offering price per share ("cheap stock") during the twelve-month period immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented prior to the initial public offering.

(3) Represents the portion of the accretion related to Series A Redeemable Convertible Preferred Stock not treated as cheap stock.

(4) Supplemental loss per share reflects the number of shares of Common Stock issued upon consummation of the initial public offering used to repay $5.6 million in current and long-term notes payable as if such issuance had occurred at the beginning of 1996.